Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter Ended March 31, 2010

Houston, Texas—April 29, 2010-GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter ended March 31, 2010.

J. Darby Seré, GeoMet’s Chairman and Chief Executive Officer, had the following comments, “We are pleased that the Company achieved Adjusted Net Income of $1.3 million for the quarter as compared to an Adjusted Net Loss in the prior year quarter despite both lower gas sales volumes and lower realized gas prices. These operating results reflect the significant improvement in our cost structure as compared to the prior year.”

First Quarter 2010 Financial and Operating Results

For the quarter ended March 31, 2010, GeoMet reported net income of $6.0 million, or $0.15 per fully diluted share. Included in net income for the quarter ended March 31, 2010 was a $7.6 million, or $0.19 per fully diluted share, pre-tax, non-cash, mark-to-market gain on derivative contracts. The Company received net cash payments of $1.5 million from derivative contracts during the current quarter. For the quarter ended March 31, 2009, GeoMet reported a net loss of $87.7 million, or a loss of $2.25 per fully diluted share. Included in the net loss for the quarter ended March 31, 2009 was a $139.7 million, or $3.59 per fully diluted share, pre-tax, non-cash impairment to the Company’s natural gas properties and a $0.2 million, or $0.01 per fully diluted share, pre-tax, non-cash, mark-to-market gain on derivative contracts. The Company received net cash payments of $2.7 million on derivative contracts during the prior year quarter.

Adjusted Net Income for the quarter was $1.3 million as compared to Adjusted Net Loss of $1.0 million in the prior year quarter. Adjusted Net Income (Loss) is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net Income (Loss) to Net Income (Loss).

Adjusted EBITDA for the quarter increased to $5.7 million from $3.3 million in the prior year quarter. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income (Loss).

Gas sales for the quarter were $9.9 million as compared to gas sales of $9.5 million in the first quarter of 2009. The average natural gas price during the quarter was $5.43 per Mcf as compared to the prior year quarter average of $5.01 per Mcf. The average natural gas price, adjusted for realized gains on derivative contracts, was $6.23 per Mcf during the first quarter of 2010 versus $6.45 per Mcf for the same period in 2009.

Average net gas sales volumes for the quarter ended March 31, 2010 were 20.2 MMcf per day, a 3.5% decrease from the same quarter in 2009.

Capital expenditures for the quarter ended March 31, 2010 were $1.7 million as compared to $3. million for the same quarter in the prior year.

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter ended March 31, 2010 on April 30, 2010 at 10:00 a.m. Central Time. To participate, dial (800) 289-0459 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 8084060. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be archived on the Company’s website shortly after the end of the call on April 30, 2010.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), John Baldissera with BPC Financial at (800) 368-1217, or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Revenues:
Gas sales	$9,884	$9,453
Operating fees and other	74	98

Total revenues	9,958	9,551
Expenses:
Total production expenses	4,320	6,386
Depreciation, depletion and amortization	1,645	3,037
Impairment of gas properties	—	139,713
General and administrative	1,478	2,973
Realized gains on derivative contracts	(1,460)	(2,723)
Unrealized gains on derivative contracts	(7,642)	(186)

Total operating (gains) expenses	(1,659)	149,200

Operating income (loss)	11,617	(139,649)
Other expenses & interest, net	(1,236)	(974)

Income (loss) before income taxes	10,381	(140,623)
Income tax expense (benefit)	4,354	(52,897)

Net income (loss)	$6,027	$(87,726)

Income (loss) per share:
Net income (loss)
Basic	$0.15	$(2.25)

Diluted	$0.15	$(2.25)

Weighted average number of common shares:
Basic	39,159	38,924

Diluted	39,237	38,924

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2010	December 31, 2009
Assets:
Current assets	$14,915	$9,054
Properties and equipment, net of accumulated depreciation, depletion, amortization and impairment of gas properties	98,773	98,698
Deferred income taxes	49,858	$51,805
Other assets	3,458	1,371

Total assets	$167,004	$160,928

Liabilities and stockholders’ equity:
Current liabilities	$11,188	$9,089
Long-term debt	117,627	119,996
Other long-term liabilities	5,062	4,935

Total liabilities	133,877	134,020

Total stockholders’ equity	33,127	26,908

Total liabilities and stockholders’ equity	$167,004	$160,928

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2010	2009
Net cash provided by operating activities	$4,736	$2,193
Net cash used in investing activities	(1,417)	(7,131)
Net cash (used in) provided by financing activities	(3,251)	4,441
Effect of exchange rates changes on cash	20	(56)

Increase (decrease) in cash and cash equivalents	88	(553)
Cash and cash equivalents at beginning of period	974	2,097

Cash and cash equivalents at end of period	$1,062	$1,544

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended March 31,
	2010	2009
Net sales volumes (MMcf)	1,820	1,887
Per Mcf data ($/Mcf):
Average natural gas sales price	$5.43	$5.01
Differential to NYMEX (1)	$0.13	$0.11
Average natural gas sales price realized (2)	$6.23	$6.45
Adjusted lease operating expense (3) (4)	$1.67	$2.37
Compression expenses	$0.38	$0.44
Transportation expense	$0.17	$0.33
Production taxes (5)	$0.11	$0.19
Total production expenses, as adjusted (3) (4)	$2.33	$3.33
Depletion	$0.83	$1.52
POND CREEK FIELD
	Three Months Ended March 31,
	2010	2009
Net sales volumes (MMcf)	1,295	1,291
Per Mcf data ($/Mcf):
Lease operating expense	$1.33	$1.73
Compression expense	$0.34	$0.31
Transportation expense	$0.24	$0.46
Production taxes	$0.18	$0.15
Total production expenses	$2.09	$2.65
GURNEE FIELD
	Three Months Ended March 31,
	2010	2009
Net sales volumes (MMcf)	474	557
Per Mcf data ($/Mcf):
Adjusted lease operating expense (3) (4)	$1.98	$2.98
Compression expense	$0.37	$0.59
Production taxes (5)	$(0.07)	$0.31
Total production expenses, as adjusted (3) (4)	$2.28	$3.88

(1)	The difference between the average natural gas price for the period, before the impact of gains on derivative contracts, and the final average settlement price for natural gas contracts on the New York Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes
(2)	Average realized price includes the effects of realized gains on derivative contracts.
(3)	Produced water disposal fees are recorded as operating fees on the Statement of Operations. Lease operating expense per Mcf has been adjusted for produced water disposal fees because the fees are not reflected in the net gas sales volumes. See Reconciliation of Adjusted Lease Operating Expense.
(4)	The decrease in adjusted lease operating expense since the prior year is primarily due to a company-wide cost reduction strategy implemented in April 2009.

(5)	The decrease in production taxes per Mcf was due to a refund received in March 2010 for production taxes related to our Gurnee field.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At March 31, 2010, the Company had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor	Sold Floor
April through October 2010	856,000	$6.80	$5.50	$3.50
April through October 2010	856,000	$6.35	$5.50	$—
November 2010 through March 2011	604,000	$7.45	$6.50	$—

	2,316,000

At March 31, 2010, the Company had the following natural gas swap positions:

Period	Volume (MMBtu)	Price
April through October 2010	856,000	$5.70
April through October 2010	642,000	$6.30
November 2010 through March 2011	604,000	$6.67
November 2010 through March 2011	906,000	$7.27
April 2011 through October 2011	856,000	$6.37
April 2011 through October 2011	856,000	$5.37
November 2011 through March 2012	608,000	$7.12
November 2011 through March 2012	608,000	$6.12
April 2012 through October 2012	856,000	$5.73
November 2012 through March 2013	604,000	$6.42

	7,396,000

At March 31, 2010, the Company had the following interest rate swap positions:

Description	Effective date	Designated maturity date	Fixed rate (2)	Notional amount
Floating-to-fixed swap	12/14/2007	12/14/2010	3.86%	$15,000,000
Floating-to-fixed swap	5/13/2008	5/13/2010	3.07%	$5,000,000
Floating-to-fixed swap	1/6/2009	1/6/2011	1.38%	$5,000,000

				$25,000,000

(2)	The floating rate paid by the counterparty is the British Bankers’ Association LIBOR rate.

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)

(In thousands)

	Three Months Ended
	March 31,
	2010	2009
Net income (loss)	$6,027	$(87,726)
Add: Interest expense, net of interest income and amounts capitalized	1,218	973
Add: Other expense	18	1
Add (Deduct): Income tax expense (benefit)	4,354	(52,897)
Add: Depreciation, depletion and amortization	1,645	3,037
Add: Impairment of gas properties	—	139,713
(Deduct): Unrealized gains on derivative contracts	(7,642)	(186)
(Deduct) Add: Stock based compensation	(10)	312
Add: Accretion expense	121	107

Adjusted EBITDA	$5,731	$3,334

The table above reconciles net income (loss) to Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) before net interest expense, other non-operating income, income taxes, depreciation, depletion and amortization, and impairment of gas properties before unrealized gains on derivative contracts, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s operating performance.

GEOMET, INC.

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO NET INCOME (LOSS)

(In thousands)

	Three Months Ended March 31,
	2010	2009
Net income (loss)	$6,027	$(87,726)
Impairment of gas properties	—	139,713
Unrealized gains on derivative contracts, net of tax	(7,642)	(186)
Effect of income taxes	2,919	(52,787)

Adjusted Net Income (Loss)	$1,304	$(986)

The table above reconciles net income (loss) to Adjusted Net Income (Loss). Adjusted Net Income (Loss) is calculated by eliminating unrealized gains on derivative contracts from net income (loss), impairments to our gas properties, and their related tax effects to arrive at Adjusted Net Income (Loss). The tax effects are determined by calculating the tax provision for GAAP net income (loss) and comparing the results to the tax provision for Adjusted Net Income (Loss), which excludes the adjusting items. The difference in the tax provision calculations represents the effect of income taxes. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different. Although Adjusted Net Income (Loss) is a non-GAAP measure, we believe it is useful information for investors because the unrealized gains relate to derivative contracts that hedge our production in future months. The gains associated with derivative contracts that hedge current production are recognized in net income (loss) and are not eliminated in determining Adjusted Net Income (Loss). The adjustment better matches gains on derivative contracts with the period when the underlying hedged production occurs.

GEOMET, INC.

RECONCILIATION OF ADJUSTED LEASE OPERATING EXPENSE

(In thousands)

	Three Months Ended March 31,
	2010	2009
Lease operating expense	$3,107	$4,569
Deduct: Produced water disposal fees	74	98

Adjusted lease operating expense	$3,033	$4,471

The table above reconciles lease operating expense to adjusted lease operating expense. Adjusted lease operating expense is calculated by eliminating the produced water disposal fees from lease operating expense to arrive at adjusted lease operating expense. Although adjusted lease operating expense is a non-GAAP measure, we believe it is useful information for investors because produced water disposal fees are recorded as operating fees on the Statement of Operations. Lease operating costs per Mcf are adjusted for produced water disposal fees because the fees are not reflected in the net gas sales price. The adjustment better matches lease operating expense with the associated natural gas sales revenues.